EXHIBIT 99 (a)
NASD: BOKF


For Further Information Contact:             Steven Nell
                                             Chief Financial Officer
                                             (918) 588-6000

                                             Jesse Boudiette
                                             Vice President
                                             Corporate Communications Manager
                                             BOK Financial Corp.
                                             (918) 588-6532

         BOK Financial Reports Record Earnings for 16th Consecutive Year
                        Loan and Deposit Growth Continues

TULSA, Okla. (Tuesday, January 30, 2007) - BOK Financial Corporation reported net income for 2006 of $213.0 million, a 6% increase over 2005. Earnings per diluted share were $3.16 for 2006, up from $3.01 for 2005. Outstanding loan and deposit balances increased $1.6 billion or 17% and $1.0 billion or 9%, respectively, over year-end 2005 as the Company continued to grow in both Oklahoma and the regional markets.

Earnings for the fourth quarter of 2006 totaled $50.6 million, up 5% over the fourth quarter of 2005. Earnings per diluted share were $0.75 for the fourth quarter of 2006 compared with $0.72 for the fourth quarter of 2005.

Highlights of the fourth quarter of 2006 included:

o Average outstanding loans and deposits increased 15% and 10%, respectively, over the fourth quarter of 2005. Annualized loan and deposit growth rates were 22% and 15%, respectively, over the third quarter of 2006.

o Net interest margin declined to 3.25% for the fourth quarter of 2006 from 3.38% for the preceding quarter and 3.34% for the same period of 2005. A $201 million investment in bank-owned life insurance at the end of the third quarter decreased net interest margin for the fourth quarter of 2006 by 7 basis points.

o Non-accruing loans totaled $26 million at December 31, 2006, down $4.4 million since the beginning of the fourth quarter. Net charge-offs decreased to $2.8 million. Provision for credit losses increased to $6.0 million due primarily to loan growth.

o Fees and commissions revenue grew 7% over the fourth quarter of 2005 and 8% on an annualized basis compared with the third quarter of 2006.

o Operating expenses increased 8% over the fourth quarter of 2005. Personnel costs rose 14%; all other operating expenses combined were largely unchanged.

o New executive-level talent was hired to fill key leadership positions in Wealth Management, Treasury Services and International Banking.

o    Bank of Kansas City began full-service operations.

"The Company experienced outstanding loan and deposit growth throughout 2006, especially during the fourth quarter," said President and CEO Stan Lybarger. "However, competitive pricing continued to slow net interest income and fee-based revenue growth."


Net Interest Revenue and Net Interest Margin

Net interest revenue totaled $124.3 million for the fourth quarter of 2006, up $7.9 million or 7% over the same period of 2005. The increase in net interest revenue was the result of earning asset growth. Loan growth increased average earning assets $1.3 billion or 10% over the fourth quarter of 2005. Average deposits grew $1.1 billion or 10% for the same periods.

Net interest margin was 3.25% for the fourth quarter of 2006 compared with 3.38% for the preceding quarter and 3.34% for the fourth quarter of 2005. The decrease in net interest margin consisted of the following:

         Net interest margin for the third quarter of 2006              3.38%
         Decrease due to investment in bank-owned
           life insurance                                              (0.07)
         Decrease due to loan and deposit pricing                      (0.03)
         Decrease due to changes in loan fee income,
           non-interest funding and other                              (0.03)
                                                                       ------

         Net interest margin for the fourth quarter of 2006             3.25%
                                                                        =====

The Company invested $201 million in bank-owned life insurance at the end of the third quarter of 2006. While this investment is accretive to net income, it reduces net interest revenue and net interest margin. Revenue from this investment, which totaled $2.3 million for the fourth quarter of 2006, is recognized in other income. Related funding costs are included in interest expense, which reduced the net interest margin by 7 basis points. Competitive pricing of loan and deposit products across all markets combined to decrease net interest margin by an additional 3 basis points. Net interest margin was further decreased by 3 basis points from a reduction in the proportion of earning assets funded by non-interest bearing funding sources, the timing of loan fee income recognition and changes in the mix of earning assets and interest bearing funds. Average short-term borrowings, which generally are higher-costing than deposits, increased $287 million compared with the third quarter due primarily to loan growth in excess of deposit growth.


Loans

Outstanding loans totaled $10.7 billion at December 31, 2006, up $710 million since the end of the third quarter. Commercial loans increased $531 million to $6.2 billion at year end; commercial real estate loans were up $121 million to $2.4 billion. The growth was broad-based, covering all major sectors and markets.

"Our loan growth has been balanced across industry sectors and geographic regions," Lybarger said. "A controlled growth strategy has kept commercial real estate loans at 23% and residential mortgage loans at 12% of our loan portfolio, each substantially unchanged as a percent of outstanding loans from 5 years ago. The overall credit quality of our loan portfolio continued to be strong."

Regional markets continue to provide a significant share of loan growth. The outstanding balance of loans outside of Oklahoma was $5.0 billion or 47% of total loans at December 31, 2006, up from 45% at September 30, 2006 and 42% at December 31, 2005. Led by Texas which increased $213 million to $2.7 billion in outstanding balances, loans grew in all regional markets since the end of the third quarter. Annualized loan growth during the fourth quarter of 2006 was 34% in Texas and New Mexico, and 79% in Colorado. Across all regional banks, commercial loans increased at a 54% annualized rate; commercial real estate loans increased at a 33% annualized rate.


Credit Quality

Credit quality remained strong throughout the fourth quarter of 2006. Net loans charged-off totaled $2.8 million for the fourth quarter of 2006 compared with $4.3 million for the previous quarter and $7.4 million for the fourth quarter of 2005. Non-accruing loans totaled $26 million at December 31, 2006, down $4.4 million during the quarter.

The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $130 million or 1.22% of outstanding loans and 500% of non-accruing loans at December 31, 2006. The allowance for loan losses totaled $109 million and the reserve for off-balance sheet credit losses totaled $21 million. The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $127 million or 1.28% of outstanding loans and 417% of non-accruing loans at September 30, 2006.

The provision for credit losses was $6.0 million for the fourth quarter of 2006 compared with $5.3 million for the previous quarter and $4.5 million for the fourth quarter of 2005. The increased provision for the fourth quarter was primarily due to the effect of loan growth.


Deposits

Deposits grew $731 million during the fourth quarter and totaled $12.4 billion at year end. Interest-bearing transaction accounts increased $519 million to $6.0 billion. Relatively high short-term interest rates and the flat yield curve led many depositors to these accounts. In addition, demand deposits increased $73 million during the fourth quarter of 2006, a 17% annualized growth rate.

Deposit growth was focused primarily in Oklahoma, Texas and Colorado. During the fourth quarter, total deposits increased $475 million, $165 million and $126 million, respectively, in these markets. Annualized deposit growth rates for the fourth quarter of 2006 were 29% in Oklahoma, 22% in Texas and 67% in Colorado. Across the Company, commercial deposits increased $483 million while retail deposits, which include consumer and private financial services accounts, grew $248 million.


Fees and Commissions

Fees and commissions revenue totaled $94.9 million for the fourth quarter of 2006, up $6.1 million or 7% over the same period of 2005. Solid growth in brokerage and trading revenue, transaction card revenue, trust fees and other revenue was partially offset by flat deposit fees and lower mortgage banking revenue.

Brokerage and trading revenue grew $2.0 million or 18% led by a $1.6 million increase in energy derivatives fees. Several customers closed out their derivative positions during the fourth quarter which accelerated income recognition. Transaction card revenue increased $1.2 million or 7%. Growth in ATM and debit card fees of 13% and 19%, respectively, due to volume increases was partially offset by a 9% decrease in merchant discount fees. Trust fees and commissions were up $1.7 million or 10% due largely to growth in trust assets. Other revenue grew $1.4 million or 14% due primarily to the first full-quarter's earnings on bank-owned life insurance, partially offset by a decrease in fees on margin assets. Deposit fees for the fourth quarter of 2006 were up 2% over last year. Overdraft fees grew 5% due to a volume increase, partially offset by a decrease in account service charges. Mortgage banking revenue declined 13% from the fourth quarter of 2005. A small increase in loan servicing revenue was more than offset by an $810 thousand decrease in the value of originated servicing rights recognized on mortgage loans sold during the fourth quarter of 2006.


Operating Expenses

Operating expenses totaled $134 million for the fourth quarter of 2006, up $10.1 million or 8% over 2005. Personnel costs grew $9.4 million or 14% while all other operating expenses were unchanged.

Growth in personnel costs included a $5.2 million or 12% increase in salaries and wages. Average salary and wage compensation per employee was up 9% for the fourth quarter of 2006 compared with the same period of 2005. The increase in average salary and wage compensation reflected our efforts to invest in key management positions and banking talent for the Company's future growth. Incentive compensation expense rose $4.6 million or 32% compared with the fourth quarter of 2005. Incentive compensation plans are intended to provide current rewards to employees who generate long-term business opportunities for the Company. Cash-based incentive compensation expense which is based on growth in loans, deposits, customer relationships and other measurable metrics increased $3.0 million. Stock-based incentive compensation expense, which includes costs that vary with changes in the market value of the Company's common stock, increased $1.6 million.

The combined growth in all other operating expenses for the fourth quarter of 2006 was limited to 1% over the same period of 2005.

"Throughout 2006, BOK Financial continued to grow loans and deposits, expand its geographic reach, and add talent," said Lybarger. "We are well positioned to build on our track record of 16 consecutive years of earnings growth."

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Bank of Kansas City, N.A., Colorado State Bank & Trust, N.A., BOSC,Inc., the TransFund electronic funds network, Southwest Trust Company, N.A. and AXIA Investment Management, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

Forward-looking Information

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.